Exhibit 99.1

Contact Information:

Investors:
Weight Watchers International, Inc.	Brainerd Communicators, Inc.
John Sweeney, CFA	Corey Kinger
Director of Investor Relations / Financial Analysis	(212) 986-6667
(212) 589-2714

WEIGHT WATCHERS DECLARES QUARTERLY DIVIDEND AND
AUTHORIZES ADDITIONAL SHARE REPURCHASES

NEW YORK, N.Y., May 25, 2006 — Weight Watchers International, Inc. (NYSE: WTW) today announced that its Board of Directors declared its quarterly cash dividend of $0.175 per share, which corresponds to an annual dividend rate of $0.70 per share. This quarterly dividend will be payable on July 14, 2006 to shareholders of record at the close of business on June 30, 2006.

The Company also announced today that its Board of Directors has authorized the Company to repurchase up to an additional $250 million of its common stock under its ongoing stock repurchase program.

Under this stock repurchase program, repurchases will be made by the Company from time to time in the open market or through privately negotiated transactions depending on market conditions, share price and other factors. No time limit was set for completion of this program. The stock repurchase program may be modified or discontinued at any time by the Board of Directors.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating in 30 countries through a network of Company-owned and franchise operations. Weight Watchers holds over 48,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review our filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at http://www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at http://www.weightwatchersinternational.com).

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